Exhibit 10(g)

POLICIES AND PROCEDURES DATE: 1 DECEMBER 2010 (revised) SUBJECT: SENIOR EXECUTIVE OFFICER BENEFITS	NO. RS-01
In addition to all of the fringe benefits provided to salaried employees, Senior Executive Officers (Chief Executive Officer and Chief Financial Officer) will have the following additional benefits:
1.	Insurance premiums will be one-half the amount paid by regular salaried employees, with equal seniority, for all individual and family health coverage. Life, disability and dental insurance coverage will be paid in full.
2.	Supplemental health insurance benefits for the officer and his dependents up to 6.5% of the total current base salary.
3.	The Chief Executive Officer will receive a social membership to the Minnehaha Country Club.
4.	Health club membership or equivalent in home exercise equipment.
5.	Inclusion in the Group Life Insurance and A.D. & D. policy at 2.0 times annualized base salary on February 1st each year. The group life insurance policy is updated annually on March 1st of each year, and the benefit will be limited to the maximum benefit offered by the current life insurance carrier.
6.	Individual term policies may be required to reach the coverage levels in Number 5 above.
Those policies are funded by the company for the period of time employed by the company. The officer will have the option to convert or continue at officer’s expense upon termination or retirement.
7.	This section applies only to Senior Executive Officers elected before February 1, 2004. A second-to-die life policy will be provided to the Chief Financial Officer in the amount of $300,000. Premiums on this policy will be paid by the company until the policy is fully funded (the point where dividends of the policy are sufficient to pay the entire premium) provided that the officer is employed until “normal retirement” age or qualifies for “early retirement” in accordance with Raven policies and procedures.
Upon the officer’s retirement at the normal retirement age or if qualifying for early retirement in accordance with Raven Policies and Procedures the second-to-die life policy will be paid up by Raven at the time of the officer’s retirement. The premium benefit for the paid up policy will be grossed up at the end of the calendar year.
If the officer terminates employment before qualifying for either normal or early retirement the officer will have the option to continue the policy by paying the premiums or may exercise one of the conversion features available in the policy.
8.	For Senior Executive Officers elected before February 1, 2004, long-term care insurance will be provided to the officer and officer’s spouse.
9.	Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.
10.	Two additional weeks of paid vacation in addition to the regular established vacation policy.
11.	Physical examinations provided by the company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.
12.	Officer’s annual base salary will be grossed up at the end of the calendar year to compensate for any additional payroll and income tax burden created by the treatment of the officer’s benefits under numbers 1, 2, 5, 6, 7, 8 and 11, above, as additional income.
13.	Senior Executive Officer Retirement & Benefits
This section applies only to Senior Executive Officers retiring after February 1, 2010. Benefits to officers retiring before that date will be governed by the policy in effect at retirement.
Full retirement benefits will be available to any senior executive officer who retires between the ages of 65 and 70, or who

Exhibit 10(g)
chooses early retirement. Early retirement is defined as the first day of any month after the officer’s years of service, plus attained age equals or exceeds the sum of 80, or any date between then and age 65.
Those benefits are:
(A) Continued retiree group hospital, medical and dental coverage for the officer, spouse and eligible dependent child(ren), as defined by the insurance carrier’s policy, until the officer attains the eligibility age for Medicare (presently age 65) or is eligible for Medicare due to disability. Premiums will be at the same rate available to active Senior Executive Officers.
If said officer dies prior to Medicare eligibility, coverage will continue on the same basis for spouse and/or eligible dependent child(ren) as long as spouse does not remarry and dependent child(ren) meets insurance carrier’s eligibility requirements.
When the officer becomes eligible for Medicare, the spouse is eligible for continued retiree group hospital, medical or dental coverage until the spouse becomes eligible for Medicare. Coverage for the spouse will terminate in the event the officer and spouse divorce or the spouse remarries after the death of the officer. Upon divorce or remarriage of spouse, the spouse would then be offered COBRA in compliance with Federal COBRA guidelines administered on a consecutive basis.
When the officer becomes eligible for Medicare, eligible dependent child(ren) are eligible for continued retiree group hospital, medical and dental coverage until the dependent no longer meets the definition of an eligible dependent as defined by the insurance carrier’s policy. Upon loss of dependent eligibility, COBRA will be offered in compliance with Federal COBRA guidelines administered on a consecutive basis.
(B) Upon eligibility for Medicare by either the officer or spouse, the officer and spouse will be provided supplemental hospital, medical, and prescription drug coverage to Medicare which would result in the same coverage that is provided to the full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the officer’s and spouse’s life or until the spouse divorces said officer or remarries after the death of the officer. In the event the spouse divorces or remarries after death of officer, supplemental coverage will cease being paid by Raven and will be the responsibility of the former spouse.
In the event that eligible dependent child(ren) are eligible for Medicare, said dependent child(ren) will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to the full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the dependent’s life or as long as the dependent meets disability requirements.
(C) In the event that a retired officer marries/remarries, retiree benefits are only offered to spouses enrolled in benefits at the time of the Officer’s retirement.
(D) Upon retirement, supplemental health insurance benefits for the officer and his dependents will be provided annually for the rest of the officer’s and spouse’s lives at an amount of up to 10% of the officer’s highest total annual compensation (salary and bonus) during any one of the officer’s last 5 years of employment with the company.
(E) For Senior Executive Officers elected before February 1, 2004, long-term care insurance will continue for the rest of the officer’s and spouse’s life. The spouse’s coverage will be discontinued in the event an officer’s spouse remarries after the death of an officer.
(F) To the extent retirement benefits are included in taxable income, retired Senior Executive Officers will be grossed up at the end of the calendar year to compensate for additional income and payroll tax burden.